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                         [C-3D DIGITAL, INC. LETTERHEAD]

                                                                    EXHIBIT 4.10

                             AMENDMENT TO AGREEMENT

This Amendment to Agreement ("Amendment") is made and entered into this 5TH DAY of January 2001, by and between Chequemate International, Inc., a Utah corporation, ("Chequemate"), and United Business Systems, Inc., a Nevada corporation, with its principal offices located at 360 E. 10th. Drive, Mesa, Arizona 85210, ("UBS"), upon the following premises:

A. On March 31st 2000, Chequemate and UBS entered into a Registration Rights Agreement, under the terms of which Chequemate agreed to file, on or before sixty (60) days after signing, a registration statement on Form S-3, or other appropriate registration form (the registration statement"), and to include in the registration statement, the shares and warrants issued to UBS pursuant to the terms of a Common Stock Purchase Agreement dated March 31, 2000, and related Warrant of the same date.

B. Because of various difficulties experienced by Chequemate over the past few months, Chequemate has not been able to complete and file a registration statement as contemplated, but is now prepared to do so, subject to obtaining the consent of UBS and other parties to be included in the registration statement.

C. The parties have agreed to enter into this Amendment, in order to amend the provision Referred to above, to allow Chequemate additional time to file the registration statement.

NOW, THEREFORE, upon these premises and for good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

1. Chequemate agrees to allow UBS to keep the 640,000 shares of restricted C-3D Shares (144 stock). The holding period for those shares will begin on the date of April 14, 2000. Chequemate will also deliver to UBS a letter from C-3D's Securities attorney opinion letter to on or before April 14, 2001 for the removal of the 144 restrictions.

     i. In consideration of any liquidated damages arising from Chequmate's delinquency to file the registration statement and consistent with the intent of the Agreement, Chequemate will immediately deliver to the UBS a certificate for 200,000 additional restricted shares and shall add these additional shares to the current registration statement (the "Liquidated Damages Shares"). The Liquidated Damages Shares shall have a gross value of $200,000, based on a market value of $1.00 per share. Chequemate shall have sixty (60) days from the date of execution of this Amendment, to make the initial filing of the registration statement with the U.S. Securities and Exchange

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          Commission ("SEC"). Thereafter, Chequemate agrees to exercise its best efforts to prepare such amendments to the registration statement, and to diligently undertake such additional work as may be necessary to appropriately respond to the comments of the staff of the SEC, and to completely and accurately update the registration statement in all material respects, as of a recent practicable date, to attempt to obtain effectiveness of the registration statement as soon as reasonably practicable. UBS understands and acknowledges that Chequemate is unable to make any covenants or representations as to the effective date of the registration statement with the SEC.

     ii. Also, In consideration of any liquidated damages arising from Chequmate's delinquency to file the registration statement and consistent with the intent of the Agreement, Chequemate agrees to immediately issue to UBS, an additional 640,000 shares of Chequemates's restricted common stock (the "Additional Liquidated Damages Shares"). The Additional Liquidated Damages Shares shall have a gross value of $640,000, based on a market value of $1.00 per share refer to paragraph 1 for restriction removal. In the event Chequemate at any time proposes to file on its behalf or on behalf of any of its shareholders, a registration statement under the Securities Act of 1933 (the "Act") in any form (the "subsequent registration statement"), but not including a registration statement on Form S-4 or S-8, or any successor form, for any class of stock that is the same as, or similar to the stock issued pursuant to the above paragraph, it will give written notice of such proposed subsequent registration statement, setting forth the terms of the proposed offering and such other information as UBS may reasonably request, at least thirty (30) days before the initial filing with the SEC of such subsequent registration statement, and offer to include in such filing the stock, or any portion thereof, issued pursuant to this paragraph. If UBS desires to include all or any of the shares issued pursuant to this paragraph in the subsequent registration statement, UBS will advise Chequemate in writing within thirty (30) days after the receipt of such notice from Chequemate, setting forth the amount of such stock for which registration is requested. Chequemate will be required thereafter to include in such filing the amount of stock for which registration is so requested, and will use its best efforts to effect registration under the Act.

2. Should Chequemate experience additional delays and not be able to complete the current registration statement sixty (60) days from the date of execution of this amendment, the 10% interest payments will be reinstated and retroactive and due from the March 31, 2000 signing date. Interest Payments will continue until the 200,000 restricted shares listed in (i) paragraph (1) have their restriction removed and become free trading common shares.


3. UBS agrees that it will not sell, in any one week, shares of common stock that constitutes more than 10% of Chequemate's weekly trade volume average as reported by The American Stock Exchange for the previous week.

4. Chequemate at its option may repurchase any of the 144 stock from UBS at a rate of $2.00 per share up and until April 14, 2001.

5. In consideration of the undertaking set forth in paragraph 1, i, ii, above, UBS agrees to waive

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     and release any claim it may have against Chequemate for failure to file a registration statement prior to the date hereof.

6. UBS agrees to provide such Chequemate with such information and documentation, as may be reasonably requested in connection with the registration statement and other filings with the SEC.

IN WITNESS WHEREOF, the parties to this Amendment have duly executed it as of the date and year first above written.

CHEQUEMATE INTERNATIONAL, INC.

/s/ J. Michael Heil
------------------------
By:  J. Michael Heil
Its: CEO Chequemate International, Inc.

Date:  1/16/01


United Business Systems, Inc.

/s/ T. McDermott
-------------------------
By:  T. McDermott
Its: President United Business Services, Inc.

Date:  1/16/01